Exhibit 99.1

Contact:	Alexion Pharmaceuticals, Inc. Irving Adler Sr. Director, Corporate Communications 203-271-8210	Makovsky & Company Mark Marmur (Media) 212-508-9670	Rx Communications Rhonda Chiger (Investors) 917-322-2569

ALEXION REPORTS SECOND QUARTER 2009 RESULTS

Continued Steady Uptake of Soliris® in U.S. and Europe

Full Year Sales and Earnings Guidance Revised Upward

Soliris Development Progresses in Additional Ultra-Rare

Complement-Mediated Disorders

Second Quarter 2009 Financial Highlights:

•	Soliris® (eculizumab) net product sales increased 55 percent to $92.3 million in Q2 2009, compared to $59.6 million in Q2 2008.

•

Q2 GAAP net income was $16.8 million, or $0.19 per share, compared to GAAP net income of $2.4 million, or $0.03 per share in Q2 2008. The Q2 2009 GAAP amount includes a non-cash charge of $0.04 per share associated with the exchange of convertible notes during the quarter.

•

Q2 non-GAAP net income was $23.8 million, or $0.26 per share, compared to non-GAAP net income of $8.4 million, or $0.10 per share in Q2 2008. The Q2 2009 non-GAAP amount includes a non-cash charge of $0.04 per share associated with the exchange of convertible notes during the quarter.

Cheshire, CT, July 23, 2008 - Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced financial results for the quarter ended June 30, 2009.

Second Quarter 2009 Financial Results:

For the three months ended June 30, 2009, Alexion Pharmaceuticals, Inc. (“Alexion” or the “Company”) reported total revenues of $92.3 million compared to total revenues of $59.6 million for the same period in 2008, an increase of 55 percent. Net product sales of Soliris accounted for all revenues in both periods. Soliris was approved in the United States and European Union in 2007 and is the only drug specifically indicated for the treatment of patients with paroxysmal nocturnal hemoglobinuria (PNH), an ultra-rare, debilitating and life-threatening blood disease. Total revenues in Q2 2009 increased by 14 percent compared to total revenues of $81.3 million in the prior quarter, Q1 2009.

The Company reports both GAAP operating results and non-GAAP operating results. Non-GAAP operating results are equal to GAAP operating results excluding the impact of share-based compensation. The following summary table is provided for investors’ convenience. A further reconciliation and explanation of the GAAP to non-GAAP figures appears at the end of this announcement.

(Amounts in thousands, except per-share data)

	Quarter Ended June 30,
	2009	2008

Total revenues	$92,256	$59,559

GAAP net income	$16,802	$2,374
Share-based compensation	6,948	6,004

Non-GAAP net income	$23,750	$8,378

GAAP net income per share – diluted	$0.19	$0.03

Non-GAAP net income per share – diluted	$0.26	$0.10

Second Quarter 2009 (Q2 2009) Non-GAAP Financial Results:

The Company reported non-GAAP net income for Q2 2009 of $23.8 million, or $0.26 per share, compared to non-GAAP net income of $8.4 million, or $0.10 per share in Q2 2008. Non-GAAP earnings per share in Q2 2009 included a non-cash charge of $3.4 million, or $0.04 per share, associated with the exchange of convertible notes during the quarter.

Alexion’s non-GAAP total operating expenses for Q2 2009 were $54.0 million, compared to $43.7 million for Q2 2008. Non-GAAP research and development (R&D) expenses for Q2 2009 were $16.5 million, compared to $15.3 million for the year-ago quarter. The increase in R&D costs in Q2 2009 was primarily the result of the Company’s expanded clinical studies. Non-GAAP selling, general, and administrative (SG&A) expenses for Q2 2009 were $37.6 million, compared to $28.4 million for Q2 2008. The increase in non-GAAP SG&A expenses primarily reflected costs associated with the expansion of the Company’s operations in the U.S., Europe and other countries to support the ongoing commercial launch of Soliris.

Second Quarter 2009 GAAP Financial Results:

Alexion reported GAAP net income for the second quarter of 2009 of $16.8 million, or $0.19 per share, compared to GAAP net income of $2.4 million, or $0.03 per share, for Q2 2008. GAAP earnings per share in Q2 2009 included a non-cash charge of $3.4 million, or $0.04 per share, associated with the exchange of convertible notes during the quarter.

On a GAAP basis, total operating expenses for Q2 2009 were $61.0 million, compared to $49.7 million for Q2 2008. R&D expenses for Q2 2009 were $18.3 million, compared to $16.8 million for the year-ago quarter. The increase in GAAP R&D costs in Q2 2009 was primarily the result of the Company’s expanded clinical studies. SG&A expenses were $42.7 million for Q2 2009, compared to $32.9 million for Q2 2008. The increase in GAAP SG&A expenses primarily reflected costs associated with the expansion of the Company’s operations in the U.S., Europe and other countries to support the ongoing commercial launch of Soliris. Operating expenses for Q2 2009 included $6.9 million of share-based compensation expense, compared to $6.0 million in Q2 2008.

Balance Sheet:

As of June 30, 2009, the Company had $147.6 million in cash, cash equivalents and restricted cash, compared to $140.8 million at March 31, 2009. At the end of the quarter, the outstanding borrowings on the Company’s revolving credit facility were zero.

The Company continued to significantly reduce levels of long-term debt during the quarter. Alexion debt holders elected to exchange their notes, resulting in a reduction in the convertible debt balance from $97 million at March 31, 2009 to $10 million at June 30, 2009. Additionally, as previously announced, the Company has arranged to prepay, without penalty, the $44 million, 9.1 percent mortgage loan on its Rhode Island manufacturing facility. The prepayments will be made over three quarters, and the Company expects to fund these payments mainly through cash flow from operations.

“In the second quarter, we again provided the clinical benefit of Soliris to significant numbers of new patients in the U.S. and Europe. Moreover, we were pleased to receive the prestigious Prix Galien Award in France, which further acknowledges the innovation of Soliris as the first-in-class terminal complement-inhibitor,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “We are committed to bringing the hope of Soliris to more patients with PNH in additional countries around the world, as we drive forward in parallel to evaluate the potential of Soliris as a treatment for patients with other severe, ultra-rare complement-mediated diseases.”

Research and Development:

Prix Galien in France

In June, as previously announced, Soliris received the 2009 Prix Galien Award in France for the most innovative drug for rare disease. The Prix Galien is considered the highest accolade specific to pharmaceutical research and development. In September 2008, the complement-inhibition technology of Soliris was also recognized by the 2008 Prix Galien USA.

Soliris as a Treatment for Patients with PNH

In May, results of Alexion’s EXPLORE trial were presented at the American Society of Clinical Oncology conference in Orlando, Florida. This study of more than 5,000 patients demonstrated that PNH cells are found in the majority of patients with aplastic anemia, myelodysplastic syndromes and other bone marrow failure syndromes. The Company observes that the medical community is becoming increasingly interested in testing patients with these bone marrow failure syndromes for the presence of PNH cells.

Additional data on PNH and Soliris therapy were presented at the European Hematology Association Congress, held in Berlin in June. Researchers showed that Soliris improved symptoms in nine patients with PNH who had never received blood transfusions. Separately, other investigators observed sustained platelet recovery with Soliris treatment in a subset of seven patients with thrombocytopenia (reduced platelet levels), likely indicating a reversal of platelet consumption with Soliris in these studied thrombocytopenic PNH patients.

Soliris as a Treatment for Patients with Other Complement-Mediated Disorders

In May, reports of 15 patients with atypical Hemolytic Uremic Syndrome (aHUS) treated with Soliris were discussed at a scientific conference in Innsbruck, Austria. The cases presented in Innsbruck represented heterogeneous subgroups of patients with varying manifestations of aHUS. Successful remission was observed in all subgroups of patients treated with Soliris. Alexion recently commenced enrolling patients at the first sites in its four investigational clinical trials for adult and adolescent patients with aHUS.

Also in May, initial data from an investigator-initiated study of Soliris as a treatment for a rare subset of kidney transplant patients who are at elevated risk for acute humoral rejection of their kidney grafts were presented at the American Transplant Congress in Boston. Investigators at the Mayo Clinic observed that Soliris prevented rejection of the transplanted kidneys in all studied patients. Compared to the 60 percent kidney transplant rejection rate expected by the investigator in this high risk group, no acute humoral rejection was observed in any of the 10 patients transplanted and treated with Soliris. Based on these results, the Company is evaluating expansion of its kidney transplant program and is considering expansion of the transplant program to investigate the use of Soliris in patients undergoing transplantation of other organs.

Alexion is also evaluating Soliris as a treatment for patients with two complement-mediated neurodegenerative diseases. Patient enrollment is ongoing in the Company’s study of Soliris as a treatment for patients with an ultra-rare treatment-resistant form of myasthenia gravis, and dosing continues in an investigator-initiated Phase 2 study of Soliris as a treatment for patients with multifocal motor neuropathy.

Oncology Program

Alexion is developing its novel, first-in-class anti-CD200 monoclonal antibody, which is designed to enhance the immune response to several types of malignant tumors. In the second quarter, enrollment and patient dosing continued in a study of this antibody in patients with chronic lymphocytic leukemia (“CLL”). Alexion is expanding evaluation of this antibody to patients with multiple myeloma.

2009 Financial Guidance:

Alexion is revising upward its previously announced guidance for 2009 sales, from a previous range of $360 to $375 million now to a higher range of $368 to $378 million. Alexion is also revising upward its EPS guidance from the previous range of $1.00 to $1.05 for non-GAAP diluted earnings per share now to a higher range of $1.01 to $1.06. The Company notes that EPS guidance is being revised upward, even though the Company recorded a non-cash charge of $0.04 per share in Q2 resulting from the exchange of convertible notes.

The Company is reiterating its 2009 guidance for gross margin in a range of 87 percent to 89 percent, R&D expenses in a range of $140 to $150 million, SG&A expenses in a range of $80 to $85 million, and taxes in a range of five percent to seven percent. The guidance for R&D and SG&A excludes share-based compensation, which is being reiterated in the previously announced range of $28 to $30 million.

Conference Call/Web Cast Information

Alexion will host a conference call/webcast to discuss matters mentioned in this release. The call is scheduled for today, July 23, 2009, at 10:00 a.m., Eastern Time. To participate in this call, dial 719-325-4808, confirmation code 9347125, shortly before 10:00 a.m., Eastern Time. A replay of the call will be available for a limited period following the call, beginning at 1:00 p.m. Eastern Time today. The replay number is 719-457-0820, confirmation code 9347125. The audio webcast can be accessed at www.alexionpharma.com.

About Soliris

Soliris has been approved by the U.S. Food and Drug Administration (March 2007), the European Commission (June 2007), Health Canada (January 2009) and Australia’s Therapeutic Goods Administration (February 2009) as the first treatment for all patients with PNH, an ultra-rare, debilitating and life-threatening blood disorder defined by hemolysis, or the destruction of red blood cells. All four jurisdictions reviewed and approved their respective marketing applications for Soliris under their priority review or accelerated assessment procedures, and all four have designated Soliris as an orphan drug.

In patients with PNH, hemolysis can cause life-threatening thromboses, recurrent pain, kidney disease, disabling fatigue, impaired quality of life, severe anemia, pulmonary hypertension, shortness of breath and intermittent episodes of dark-colored urine (hemoglobinuria). Soliris, or eculizumab, is the only treatment that blocks this hemolysis. Prior to these approvals, there were no therapies specifically available for the treatment of PNH. PNH treatment was limited to symptom management through periodic blood transfusions, non-specific immunosuppressive therapy and, infrequently, bone marrow transplantations — a procedure that carries its own substantial risks of mortality and morbidity. Alexion is committed to the objective that every patient with PNH who can benefit from Soliris will have access to Soliris.

About Alexion

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. Alexion is engaged in the discovery, development and commercialization of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and kidney diseases, transplant, cancer, and autoimmune disorders. Soliris is Alexion’s first marketed product, approved in the U.S. and Europe in 2007, and Canada and Australia in 2009. Alexion is evaluating other potential indications for Soliris as well as other formulations of eculizumab for additional clinical indications, and is pursuing development of other antibody product candidates in early stages of development. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: www.alexionpharma.com.

This press release includes certain non-GAAP financial measures that involve adjustments to GAAP figures. Alexion believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Alexion’s past financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing both management and investors with a more complete understanding of underlying operational results and trends. In addition, these non-GAAP financial measures are among the primary indicators Alexion management uses for planning and forecasting purposes and measuring the company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures. A reconciliation of the non-GAAP to GAAP figures follows this press release. Throughout this release, 2009 financial information is unaudited.

[ALXN-E]

This news release contains forward-looking statements, including statements related to guidance regarding anticipated financial results for 2009; assessment of the Company’s growth, financial position and commercialization efforts; potential benefits and commercial potential for Soliris; potential of Alexion’s complement-inhibition technology for treatment of diseases other than PNH; plans for expansion of clinical programs for CD200 and Soliris in non-PNH indications; interest of the medical community in testing all patients with bone marrow failure syndromes for the presence of PNH cells; and plans to prepay the $44 million mortgage on the Rhode Island manufacturing facility. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including for example, decisions of regulatory authorities regarding marketing approval or material limitations on the marketing of Soliris, delays in arranging satisfactory manufacturing capability and establishing commercial infrastructure, delays in developing or adverse changes in commercial relationships, the possibility that results of clinical trials are not predictive of safety and efficacy results of Soliris in broader patient populations, the possibility that initial results of commercialization are not predictive of future rates of adoption of Soliris, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms or at all, the risk that third party payors (including governmental agencies) will not reimburse for the use of Soliris at acceptable rates or at all, the risk that estimates regarding the number of PNH patients are inaccurate, the possibility that Alexion will not be able to expand the use of Soliris into new markets and for new indications, the risk that Alexion will not be able to successfully complete clinical and preclinical programs for its new product candidates, including CD200 and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Quarterly Report on Form 10-Q for the period ended March 31, 2009 and in our other filings with the Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

(Financial Tables Follow)

ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

(Unaudited)

(Amounts in thousands, except per share amounts)

Consolidated Statements of Operations Data:

	Three Months Ended			Six Months Ended
	June 30			June 30
	2009		2008	2009		2008
Revenues:
Net product sales	$92,256		$59,559	$173,523		$105,105

Contract research revenues	—		—	—		95

Total revenues	92,256		59,559	173,523		105,200

Cost of sales	10,313		7,142	20,272		12,606

Operating expenses:
Research and development	18,288		16,825	37,377		32,434

Selling, general and administrative	42,705		32,907	79,357		62,688

Total operating expenses	60,993		49,732	116,734		95,122

Operating income (loss)	20,950		2,685	36,517		(2,528)

Other income (expense):
Investment income	184		604	487		1,371
Interest expense	(109)		(736)	(442)		(1,332)
Foreign currency gain (loss)	264		(335)	(129)		368
Debt exchange expense	(3,395	) (a)	—	(3,395	) (a)	—

	(3,056)		(467)	(3,479)		407

Income before income taxes	17,894		2,218	33,038		(2,121)

Income tax provision (benefit)	1,092		(156)	1,730		(246)

Net income (loss)	$16,802		$2,374	$31,308		$(1,875)

Net income (loss) per share
Basic	$0.20		$0.03	$0.38		$(0.02)
Diluted	$0.19		$0.03	$0.35		$(0.02)

Shares used in computing net income (loss) per common share

Basic	85,128		75,684	82,948		75,358
Diluted	90,159		78,991	89,975		75,358

Condensed Consolidated Balance Sheet Data:

	As of
	June 30, 2009	December 31, 2008
Cash, cash equivalents and restricted cash (b)	$147,641	$139,711
Trade accounts receivable, net	94,954	74,476
Inventories	45,495	49,821
Other current assets	13,978	14,792
Property, plant and equipment	155,419	139,885
Other noncurrent assets	57,498	58,866

Total assets	$514,985	$477,551
Accounts payable and accrued expenses	64,557	54,855
License payable	—	25,000
Current debt obligations	44,000	2,500
Other current liabilities	3,641	2,063
Long term debt	9,918	141,222
Other noncurrent liabilities	6,422	4,910
Total liabilities	$128,538	$230,550
Total stockholders’ equity	$386,447	$247,001
Total liabilities and stockholders’ equity	$514,985	$477,551

(a)	In Q2 2009, the Company issued an aggregate 5,644,205 shares of common stock in exchange for $87,304 principal amount of convertible notes. The note holders received shares from the exchange in excess of the amount that they would have received pursuant to the conversion rights under the notes. The fair value of the excess shares of $3,395 was recorded as expense during the quarter.
(b)	Amount includes non-current restricted cash of $1,838 and $1,699 at June 30, 2009 and December 31, 2008, respectively.

ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

(Unaudited)

(Amounts in thousands, except per share amounts)

Non-GAAP financial information excludes the impact of share-based compensation expense. The following table represents a reconciliation of GAAP to non-GAAP financial information for the three and six months ended June 30, 2009 and 2008:

	Reported GAAP Amounts	Share-Based Compensation Adjustment	Non-GAAP Excluding Share-Based Compensation

Six Months Ended June 30, 2009
Research and development	$37,377	$(4,055)	$33,322
Selling, general and administrative	79,357	(10,819)	68,538
Operating expense	116,734	(14,874)	101,860
Net income	31,308	14,874	46,182

Net income per share
Basic	$0.38	$0.18	$0.56
Diluted	$0.35	$0.16	$0.51

Shares used in computing earnings per share
Basic	82,948		82,948
Diluted	89,975		91,107

Six Months Ended June 30, 2008
Research and development	$32,434	$(3,152)	$29,282
Selling, general and administrative	62,688	(8,739)	53,949
Operating expense	95,122	(11,891)	83,231
Net income (loss)	(1,875)	11,891	10,016

Net income (loss) per share
Basic	$(0.02)	$0.16	$0.13
Diluted	$(0.02)	$0.13	$0.11

Shares used in computing earnings per share
Basic	75,358		75,358
Diluted	75,358		89,750

Three Months Ended June 30, 2009
Research and development	$18,288	$(1,817)	$16,471
Selling, general and administrative	42,705	(5,131)	37,574
Operating expense	60,993	(6,948)	54,045
Net income	16,802	6,948	23,750

Net income per share
Basic	$0.20	$0.08	$0.28
Diluted	$0.19	$0.08	$0.26

Shares used in computing earnings per share
Basic	85,128		85,128
Diluted	90,159		91,236

Three Months Ended June 30, 2008
Research and development	$16,825	$(1,525)	$15,300
Selling, general and administrative	32,907	(4,479)	28,428
Operating expense	49,732	(6,004)	43,728
Net income	2,374	6,004	8,378

Net income per share
Basic	$0.03	$0.08	$0.11
Diluted	$0.03	$0.07	$0.10
Shares used in computing earnings per share
Basic	75,684		75,684
Diluted	78,991		89,968